ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell
Scott Francis (918) 251-9121	(212) 896-1250
grussell@kcsa.com

ADDvantage Technologies Announces Results
for the Fiscal Fourth Quarter of 2015
- - -

BROKEN ARROW, Oklahoma, December 15, 2015 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced its financial results for the fourth quarter and fiscal year ended September 30, 2015.

“We recorded positive results for fiscal year 2015, with revenue and EBITDA gains of 22% and 97%, respectively,” said David Humphrey, President and CEO of ADDvantage Technologies. “This success was driven primarily by our expansion into the telecommunications equipment sector as the Company benefited from a full fiscal year of Nave Communications sales.”

“We recently observed a general weakness in our industry, which negatively impacted our fourth quarter sales. Despite these lower sales in the fourth quarter, we remained profitable across both the Cable TV and Telco segments. The general industry weakness has carried over into our fiscal first quarter of 2016, and we will most likely experience a continuing decline in revenue for both the Cable TV and Telco segments,” continued Mr. Humphrey.

“As we have demonstrated previously, our lean business structure has the capacity to expand and contract quickly in line with future sales opportunities. This flexibility, combined with the Company’s successful transition into the telecommunications equipment distribution market, is expected to allow us to overcome these challenges in market demand and remain profitable in 2016.  We believe that both segments of our business provide a solid foundation to be profitable and generate positive cash flows as we continue to invest in our existing segments and to identify and execute strategic acquisitions in the broader telecommunication industry,” concluded Mr. Humphrey.

Results for the three months ended September 30, 2015

Consolidated sales decreased 21% to $9.6 million for the three months ended September 30, 2015 compared with $12.1 million for the same period ended September 30, 2014. The decrease in sales resulted from a $1.3 million and $1.2 million decrease in sales in the Cable TV segment and Telco segment, respectively, compared to the same period last year.

Consolidated operating, selling, general and administrative expenses decreased $0.7 million, or 20%, to $2.6 million for the three months ended September 30, 2015 from $3.3 million for the same period last year.  This decrease was due to $0.6 million in Telco segment expenses, and $0.1 million in Cable TV segment expenses.

Income from continuing operations for the three months ended September 30, 2015 was $0.2 million, or $0.02 per diluted share, compared with a gain from continuing operations of $0.6 million, or $0.06 per diluted share, for the same period of 2014.

Consolidated EBITDA for the three months ended September 30, 2015 was $0.8 million compared with $1.2 million for the same period ended September 30, 2014.

Results for the year ended September 30, 2015

Consolidated sales increased 22% to $43.7 million for the fiscal year ended September 30, 2015 compared with $35.9 million for the same period ended September 30, 2014. The increase in sales was due to an increase in the Telco segment of $9.6 million primarily resulting from the acquisition of Nave Communications in February 2014, and was partially offset by a $1.8 million decrease in sales in the Cable TV segment.

Consolidated operating, selling, general and administrative expenses increased $2.2 million, or 21%, to $12.7 million for the year ended September 30, 2015 from $10.5 million for the same period last year.  This increase was primarily due to $2.7 million in Telco segment expenses as a result of the Nave Communications acquisition, and offset by a $0.5 million decrease in expenses for the Cable TV segment.

Income from continuing operations for the year ended September 30, 2015 was $1.5 million, or $0.15 per diluted share, compared with $0.7 million, or $0.07 per diluted share, for the same period of 2014.

Consolidated EBITDA for the year ended September 30, 2015 was $3.8 million compared with $1.9 million for the same period ended September 30, 2014.

Cash and cash equivalents were $6.1 million as of September 30, 2015, compared with $5.3 million as of September 30, 2014.  As of September 30, 2015, the Company had inventory of $23.6 million compared with $22.8 million as of September 30, 2014.

Earnings Conference Call

The Company will host a conference call today, Tuesday, December 15th, at 12:00 p.m. Eastern Time featuring remarks by David Humphrey, President and Chief Executive Officer, Dave Chymiak, Chief Technology Officer, and Scott Francis, Chief Financial Officer.

The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com.  Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is 888-364-3109 (domestic) or 719-457-2645 (international). All dial-in participants must use the following code to access the call: 304131. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through December 29, 2015 at 877-870-5176 (domestic) or 858-384-5517 (international). Participants must use the following code to access the replay of the call: 304131.  An online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (Cable TV) and telecommunications industries with a comprehensive line of new and used system-critical network equipment and hardware from a broad range of leading manufacturers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony. In addition, ADDvantage operates a national network of technical repair centers focused primarily on Cable TV equipment and recycles surplus and obsolete Cable TV and telecommunications equipment.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Arizona, Tulsat-Nebraska, Tulsat-Texas, NCS Industries, ComTech Services and Nave Communications. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

Non-GAAP Financial Measures
EBITDA is a supplemental, non-GAAP financial measure.  EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization.  Management believes providing EBITDA in this release is useful to investors’ understanding and assessment of the Company’s ongoing continuing operations and prospects for the future and it is a used by the financial community to evaluate the market value of companies considered to be in similar businesses.  Since EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance.  EBITDA, as calculated in the table below, may not be comparable to similarly titled measures employed by other companies.  In additions, EBITDA is not necessarily a measure of our ability to fund our cash needs.

(Tables follow)

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2015	2014	2015	2014
Sales	$9,627,532	$12,131,986	$43,733,620	$35,888,692
Cost of sales	6,548,565	7,840,979	28,434,731	24,283,236
Gross profit	3,078,967	4,291,007	15,298,889	11,605,456
Operating, selling, general and administrative expenses	2,641,663	3,320,846	12,722,679	10,508,357
Operating income	437,304	970,161	2,576,210	1,097,099
Interest expense	69,716	86,803	305,310	217,910
Income before income taxes	367,588	883,358	2,270,900	879,189
Provision for income taxes	157,000	264,000	773,000	220,000
Income from continuing operations	210,588	619,358	1,497,900	659,189

Discontinued operations:
Loss from discontinued operations, net of tax	−	−	−	(36,211)
Loss on sale of discontinued operations, net of tax	−	−	−	(629,835)
Discontinued operations, net of tax	−	−	−	(666,046)

Net income (loss)	$210,588	$619,358	$1,497,900	$(6,857)

Earnings (loss) per share:
Basic
Continuing operations	$0.02	$0.06	$0.15	$0.07
Discontinued operations	−	−	−	(0.07)
Net income (loss)	$0.02	$0.06	$0.15	$(0.00)
Diluted
Continuing operations	$0.02	$0.06	$0.15	$0.07
Discontinued operations	−	−	−	(0.07)
Net income (loss)	$0.02	$0.06	$0.15	$(0.00)
Shares used in per share calculation:
Basic	10,063,563	10,041,206	10,055,552	10,021,431
Diluted	10,063,563	10,041,206	10,055,552	10,049,440

	Three Months Ended September 30, 2015			Three Months Ended September 30, 2014
	Cable TV	Telco	Total	Cable TV	Telco	Total

Operating income	$397,392	$39,912	$437,304	$624,338	$345,823	$970,161
Depreciation	82,254	26,858	109,112	73,546	27,937	101,483
Amortization	−	206,451	206,451	−	158,739	158,739
EBITDA	$479,646	$273,221	$752,867	$697,884	$532,499	$1,230,383

	Year Ended September 30, 2015			Year Ended September 30, 2014
	Cable TV	Telco	Total	Cable TV	Telco	Total

Operating income (loss)	$2,210,414	$365,796	$2,576,210	$1,492,100	$(395,001)	$1,097,099
Depreciation	296,876	111,827	408,703	293,353	66,926	360,279
Amortization	−	825,805	825,805	−	481,722	481,722
EBITDA (a)	$2,507,290	$1,303,428	$3,810,718	$1,785,453	$153,647	$1,939,100

(a)	The Telco segment for the twelve months ended September 30, 2014 includes acquisition-related costs of $0.6 million related to the acquisition of Nave Communications.

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$6,110,986	$5,286,097
Accounts receivable, net of allowance of $250,000 and
$200,000, respectively	4,286,377	6,393,580
Income tax receivable	−	220,104
Inventories, net of allowance for excess and obsolete
inventory of $2,756,628 and $2,156,628, respectively	23,600,996	22,780,523
Prepaid expenses	153,454	174,873
Deferred income taxes	1,776,000	1,416,000
Total current assets	35,927,813	36,271,177

Property and equipment, at cost:
Land and buildings	7,218,678	7,208,679
Machinery and equipment	3,415,164	3,244,153
Leasehold improvements	151,957	206,393
Total property and equipment, at cost	10,785,799	10,659,225
Less: Accumulated depreciation	(4,584,796)	(4,191,516)
Net property and equipment	6,201,003	6,467,709

Intangibles, net of accumulated amortization	5,799,473	6,625,278
Goodwill	3,910,089	3,910,089
Other assets	134,678	131,428

Total assets	$51,973,056	$53,405,681

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,784,482	$2,880,761
Accrued expenses	1,358,681	1,809,878
Income tax payable	122,492	−
Notes payable – current portion	873,752	845,845
Other current liabilities	982,094	983,269
Total current liabilities	5,121,501	6,519,753

Notes payable, less current portion	4,366,130	5,240,066
Deferred income taxes	286,000	267,000
Other liabilities	1,064,717	1,942,889
Total liabilities	10,838,348	13,969,708

Shareholders’ equity:
Common stock, $.01 par value; 30,000,000 shares authorized; 10,564,221 and 10,541,864 shares issued, respectively; 10,063,563 and 10,041,206 shares outstanding, respectively	105,642	105,419
Paid in capital	(5,112,269)	(5,312,881)
Retained earnings	47,141,349	45,643,449
Total shareholders’ equity before treasury stock	42,134,722	40,435,987

Less: Treasury stock, 500,658 shares, at cost	(1,000,014)	(1,000,014)
Total shareholders’ equity	41,134,708	39,435,973

Total liabilities and shareholders’ equity	$51,973,056	$53,405,681